[ARMOR HOLDINGS, INC. LOGO]
                                                                                                               FOR IMMEDIATE RELEASE
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COMPANY CONTACT:                           MEDIA CONTACT:                                 INVESTOR RELATIONS CONTACT:
----------------                           --------------                                 ---------------------------
Robert R. Schiller                         Michael Fox                                    James R. Palczynski
President & Chief Operating Officer        President, Corporate Communications Group      Principal
Armor Holdings, Inc.                       Integrated Corporate Relations, Inc.           Integrated Corporate Relations, Inc.
904.741.5400                               203.682.8218                                   203.222.9013
www.armorholdings.com                      mfox@icrinc.com                                jp@icrinc.com
---------------------                      ---------------                                -------------

                  ARMOR HOLDINGS, INC. REPORTS RECORD REVENUES
                             AND 1ST QUARTER RESULTS

   - 1ST QUARTER EARNINGS PER SHARE INCREASE 107.1% TO $0.87 PER DILUTED SHARE
                    VS. PRIOR YEAR $0.42 PER DILUTED SHARE -

- REVISES FY05 GUIDANCE TO $3.30 TO $3.60 PER DILUTED SHARE AFTER $0.06 TO $0.07
                   ANTICIPATED INTEGRATION AND OTHER CHARGES-

            - INITIATES PRELIMINARY, FY06 GUIDANCE OF AT LEAST $3.00
                     PER DILUTED SHARE BEFORE ACQUISITIONS -

JACKSONVILLE, FLORIDA - APRIL 21, 2005 - ARMOR HOLDINGS, INC. (NYSE:AH), a
leading manufacturer and distributor of security products and vehicle armor systems serving military, law enforcement, homeland security and commercial markets, announced today better than anticipated financial results for the first quarter ended March 31, 2005.

FIRST QUARTER RESULTS

For the first quarter ended March 31, 2005, the Company reported revenue of
$365.0 million, an increase of 125.8% versus the year-ago quarter's $161.6 million. Net income for the first quarter was $31.0 million or $0.87 per diluted share versus the year-ago quarter net income of $12.5 million or $0.42 per diluted share, and was better than the analysts' current consensus estimate of
$0.77 per diluted share. Included in these results is a $1.1 million pre and net of tax charge for the decline in the fair market value of our previously announced put option contracts, or $0.03 per diluted share. There are also
$800,000 of pre-tax integration and other charges, or $0.01 per diluted share, on an after-tax basis. Internal revenue growth, assuming that companies acquired after December 31, 2003, were owned effective January 1, 2004, was 96.1%, including 0.9% for foreign currency movements. Internal revenue growth by segment, including foreign currency movements, was 177.4% for the Aerospace &
Defense Group, 4.7% for the Products Division and 34.2% for the Mobile Security
Division.

The Company's gross profit margin in the first quarter decreased to 25.0% of revenues versus 29.4% in the year-ago quarter, but increased from 23.7% of revenues in the fourth quarter of 2004. The reduction in gross profit margin was largely a function of revenue mix within the Aerospace & Defense Group and lower selling prices negotiated on the HMMWV contract renewal which began in the third quarter of 2004. The Company's operating expenses as a percentage of revenue improved to 9.3% of revenue versus 14.4% of revenue in the year-ago quarter.
This improvement was primarily due to the Company's ability to scale its business.

                                    - MORE -

               13386 INTERNATIONAL PARKWAY JACKSONVILLE, FL 32218
                       TEL: 904.741.5400 FAX: 904.741.5403

                                       -2-

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the first quarter increased by 130.0% to $59.4 million versus $25.8 million in the year-ago quarter. Following this press release is a reconciliation of net income to EBITDA for the three months ended March 31, 2005, and 2004.

Cash flow from operations for the first quarter was $19.5 million versus $0.6 million in the year-ago quarter. Free cash flow, defined as cash flow from operations less capital expenditures, was $16.3 million versus negative $(3.2)
million in the same period last year. The increase in cash flow from operations and free cash flow resulted from increased profitability and a smaller increase of net working capital necessary to support the growth of the business from the prior year quarter.

Robert R. Schiller, President and Chief Operating Officer of Armor Holdings,
Inc., commented, "We are exceptionally pleased with the first quarter, which was very strong. Based on our current visibility, we expect this trend to continue into the second quarter as well as for the remainder of the year. Because of the combination of continued strong demand for our major programs, and an increasing level of diversification in our Aerospace & Defense Group's business, we believe that fiscal 2005 is shaping up to be a record year. We also are gaining unprecedented levels of visibility for our business and the funding environment for our programs is highly encouraging, as highlighted by the ongoing discussions related to the President's supplemental budget request. It appears that all categories of force-protection equipment are receiving strong support and attention from a wide variety of constituents."

BALANCE SHEET

As of March 31, 2005, the Company reported a combined cash and cash equivalents and short-term investments balance of $441.1 million compared to $75.8 million at March 31, 2004. Total debt (short-term, current portion and long-term) at
March 31, 2005, of $498.6 million includes the Company's $345 million, 2% Senior
Subordinated Convertible Notes issued in the fourth quarter of 2004. This compares to total debt (short-term, current portion and long-term) at March 31,
2004, of $160.7 million.

Mr. Schiller continued, "We continue to evaluate a wide range of acquisition opportunities and take a highly disciplined approach to the purchase decisions from the standpoint of strategic fit and price. It is our intent to do the right deals at the right price to ensure that our business continues to diversify its opportunities and maximize its potential."

GUIDANCE

The Company has increased the guidance range it issued on February 10, 2005 for fiscal 2005 revenues to $1.40 billion to $1.50 billion from $1.26 billion to
$1.33 billion. Fully diluted earnings per share were also increased to a range of $3.30 to $3.60 from $2.75 to $3.00 after $0.06 to $0.07 of integration and other charges. The Company expects second quarter fully diluted earnings per share of $0.90 to $0.95 after approximately $0.02 of integration and other charges. The Company would like to note that its earnings per share estimates for both second quarter and for total year 2005 exclude the potential impact of any non-operating, non-cash expense associated with outstanding put options.
This potential put option expense will fluctuate with Armor Holdings' share price movement. The Company has also initiated preliminary, fiscal year 2006 guidance of at least $3.00 per fully diluted share, before future acquisitions and share repurchases.

                                       -3-

Mr. Schiller concluded, "We believe that our revised guidance for fiscal 2005 continues to reflect a prudent view of our opportunities for the remainder of the year. We are initiating preliminary guidance for fiscal year 2006 primarily because the consensus analyst estimates are materially below our expectations based on what we know about our existing programs. As we proceed through 2005, we anticipate that we will continue to receive incremental information and visibility with respect to the outlook for our various lines of business."

CONFERENCE CALL SCHEDULED FOR APRIL 21, 2005, AT 5:00 PM (EASTERN)

As previously announced, the Company will hold a teleconference at 5:00 PM
(Eastern) on April 21, 2005, to discuss its first quarter results.

There are two ways to participate in the conference call - via teleconference or webcast. Access the webcast by visiting the Armor Holdings, Inc. website
(http://www.armorholdings.com). You may listen by selecting Investor Relations and clicking on the microphone.

Via telephone, the dial-in number is 1-800-288-8967 for domestic callers or
1-612-332-0718 for international callers. There is no passcode required for this call. There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions. However, all callers will be able to listen to the questions and answers during this period.

An archived copy of the call will be available via replay at 1-800-475-6701 -
access code 779128 for domestic callers, or 1-320-365-3844 - access code 779128 for international callers. The teleconference replay will be available beginning at 12:00 a.m. on Friday, April 22nd and ending at 11:59 p.m. on Friday, April
29th.

ABOUT ARMOR HOLDINGS

Armor Holdings, Inc. is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at http://www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the company's Registration Statement on Form S-3, its 2004 Form 10-K and most recently filed Forms 10-Q and 8-K.

All references to earnings per share amounts in this press release are on a fully diluted basis.

                                - TABLES FOLLOW -

                                       -4-

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED
                                               MARCH 31, 2005    MARCH 31, 2004
                                              ----------------  ----------------
REVENUES:

  Aerospace & Defense                              $  260,470        $   81,008
  Products                                             68,558            53,840
  Mobile Security                                      35,937            26,780
                                              ----------------  ----------------
  Total Revenues                                      364,965           161,628
                                              ----------------  ----------------
COSTS AND EXPENSES:
  Cost of revenues                                    273,655           114,068
  Operating expenses                                   33,816            23,251
  Amortization                                          2,038               980
  Integration and other charges                           800               681
                                              ----------------  ----------------
OPERATING INCOME                                       54,656            22,648

  Interest expense, net                                 2,245             1,728
  Other expense, net                                    1,123               115
                                              ----------------  ----------------
INCOME FROM CONTINUING OPERATIONS BEFORE
  PROVISION FOR INCOME TAXES                           51,288            20,805

PROVISION FOR INCOME TAXES                             20,259             8,177
                                              ----------------  ----------------
INCOME FROM CONTINUING OPERATIONS                      31,029            12,628

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX               -              (138)
                                              ----------------  ----------------
NET INCOME                                         $   31,029        $   12,490
                                              ================  ================
NET INCOME PER COMMON SHARE - BASIC

INCOME FROM CONTINUING OPERATIONS                  $     0.90        $    0.44

LOSS FROM DISCONTINUED OPERATIONS                        0.00             0.00
                                              ----------------  ----------------
BASIC EARNINGS PER SHARE                           $     0.90        $    0.44
                                              ================  ================
NET INCOME PER COMMON SHARE - DILUTED

INCOME FROM CONTINUING OPERATIONS                  $     0.87        $    0.42

LOSS FROM DISCONTINUED OPERATIONS                        0.00             0.00
                                              ----------------  ----------------
DILUTED EARNINGS PER SHARE                         $     0.87        $    0.42
                                              ================  ================
WEIGHTED AVERAGE DILUTED SHARES                        35,832           29,934
                                              ================  ================

                                    - MORE -

                                       -5-

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(UNAUDITED)

(IN THOUSANDS)                                                THREE MONTHS ENDED
                                                       MARCH 31, 2005    MARCH 31, 2004
                                                      ----------------  ----------------

Net income                                                  $  31,029         $  12,490

Plus: Loss from discontinued operations, net of tax                 -               138

Plus: Provision for income taxes                               20,259             8,177

Plus: Other expense, net                                        1,123               115

Plus: Interest expense, net                                     2,245             1,728
                                                      ----------------  ----------------
Operating income                                               54,656            22,648

Plus: Amortization (Note A)                                     2,038               980

Plus: Depreciation                                              2,665             2,183
                                                      ----------------  ----------------
EBITDA (Note B)                                             $  59,359          $ 25,811
                                                      ================  ================

Note A.  Amortization for acquired intangibles with finite useful lives.

Note B.  EBITDA, which represents the results from continuing operations before interest, other expense, income taxes, and certain non-cash items, including depreciation and amortization, is presented in the earnings release because our credit facility and the trust indentures under which our $150 million 8.25% Senior Subordinated Notes maturing in 2013 and our $345 million 2% Senior Subordinated Convertible Notes maturing in 2024 unless earlier converted, redeemed or repurchased are issued contain financial covenants which generally are based, in part, on
         EBITDA. Additionally, management believes that EBITDA, as defined, is a common alternative to measure value, cash flow and performance. We cannot assure you that these measures are comparable to similarly titled measures presented by other companies.

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